                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated August 5, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Value-Added Market Series referred to in such report, which appear in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
August 25, 2000